                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   CRAY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5) Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

[CRAY LOGO]

                         NOTICE OF 2000 ANNUAL MEETING

Dear Cray Inc. Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Cray Inc. (formerly named Tera Computer Company) which will be held on the 7th floor of our corporate headquarter offices, located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860, on May 31, 2000 at 2:00 p.m.

        At this year's meeting, shareholders will have the opportunity to vote on the following matters:

    -   Election of three directors to serve three-year terms;

    - Approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million shares;

    - Approval of an amendment to our 1999 Stock Option Plan to increase the number of shares reserved for issuance from 3 million to 6 million; and

    -   Any other business that may properly come before the meeting.

        If you were a shareholder of record on April 3, 2000, you will be entitled to vote on these matters.

        At the meeting, management will review our performance during the past year, including our recent acquisition of the Cray Research business unit, and comment on the Company's outlook on a combined basis. You will have an opportunity to ask questions about Cray Inc. and its operations.

        Regardless of the number of shares you own, your vote is important. Please sign and return the proxy card in the enclosed envelope at your earliest convenience.

        Details of the business to be conducted are more fully described in the accompanying Proxy Statement.

        We look forward to seeing you. Thank you for your ongoing support of and interest in the new Cray Inc.

                                       Sincerely,

                                       James E. Rottsolk
                                       Chief Executive Officer
                                       and President

Seattle, Washington
April 24, 2000

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING                                                           1

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP                                                              4

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS                                                        6
The Board of Directors                                                                                    6
The Committees of the Board                                                                               7
How We Compensate Directors                                                                               8
The Executive Officers                                                                                    8
How We Compensate Executive Officers                                                                      8

STOCK PERFORMANCE GRAPH                                                                                  15

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD                                                         16
Proposal 1: Election of Three Directors                                                                  16
Proposal 2: Approve an Amendment to our Restated
   Articles of Incorporation                                                                             19
Proposal 3: Approve an Amendment to our 1999 Stock Option Plan                                           21
Other Business                                                                                           24

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND
  NOMINATING DIRECTOR CANDIDATES                                                                         24
Shareholder Proposals                                                                                    24
Director Candidates                                                                                      25

--------------------------------------------------------------------------------
IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, and returning the Proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.
--------------------------------------------------------------------------------

                                    CRAY INC.
                        411 FIRST AVENUE SOUTH, SUITE 600
                         SEATTLE, WASHINGTON 98104-2860

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF SHAREHOLDERS

                                  MAY 31, 2000


                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q: Why did you send me this proxy statement?

A: We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Shareholders.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about April 24, 2000 to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on April 3, 2000, our record date, you are entitled to vote those shares. On the record date, there were 33,569,836 shares of our common stock outstanding, our only class of voting stock.


Q: How many votes do I have?

A: You have one vote for each share of our common stock that you owned on the record date. The proxy card will indicate the number.


Q: How do I vote by proxy?

A: If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

    -   "FOR" electing the three nominees for Director,

    - "FOR" approving the amendment to our Restated Articles of Incorporation increasing the number of authorized shares of common stock, and

    - "FOR" approving the amendment to our 1999 Stock Option Plan increasing the number of shares of common stock reserved for issuance.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters, which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.


Q: May I revoke my proxy?

A: Yes. You may change your mind after you send in your proxy card by following these procedures. To revoke your proxy:

1. Send in another signed proxy with a later date;

2. Send a letter revoking your proxy to our Secretary at our offices in Seattle, Washington; or

3. Attend the Annual Meeting and vote in person.


Q: What is the quorum requirement for the meeting?

A: The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, or (2) the broker lacks discretionary voting power to vote such shares.


Q: How do I vote in person?

A: If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on April 3, 2000, the record date for voting.


Q: What vote is required to approve each proposal?

   PROPOSAL 1: ELECTION OF THREE DIRECTORS

        The three nominees for Director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate "withhold authority to vote" for a nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

   PROPOSAL 2: APPROVE AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION

        The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million shares. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

   PROPOSAL 3: APPROVE AN AMENDMENT TO OUR 1999 STOCK OPTION PLAN

        A majority of the shares of our common stock voting at the Annual Meeting is required to approve the amendment to our 1999 Stock Option Plan increasing the number of shares of our Common Stock which may be issued pursuant to options under the Plan from 3,000,000 shares to 6,000,000 shares. If you do not vote, or if you abstain from voting, it has no effect on this vote.


   THE EFFECT OF BROKER NON-VOTES

        Under the rules of the National Association of Securities Dealers, if your broker holds your shares in its "street" name, the broker may vote your shares on Proposals 1 and 2 even if it does not receive instructions from you. Your broker may not vote on Proposal 3 unless it receives instructions from you.

        A broker non-vote would have no effect on the outcome of Proposal 1, because only a plurality of votes cast is required to elect a director. A broker non-vote for Proposal 2 would have the same effect as a vote for this proposal. Broker non-votes will not be voted for or against Proposal 3 and have no effect on the outcome of this proposal.

        Broker non-votes will be counted for the purpose of determining the presence of a quorum.


Q: Who will count the vote?

A: Representatives of ChaseMellon Shareholder Services, our transfer agent, will serve as the inspector of elections and count the votes.


Q: Is voting confidential?

A: We keep all the proxies, ballots and voting tabulations private as a matter of practice. We only let our Inspectors of Election (ChaseMellon Shareholder Services) examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.


Q: Who pays the costs of soliciting these proxies?

A: We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co. may help solicit proxies for an approximate cost of $3,000.00 plus reasonable expenses.


Q: Who will be the Company's independent auditors for 2000?

A: The Board of Directors has appointed the firm of Deloitte & Touche LLP, certified public accountants, to serve as the Company's auditors for 2000. Deloitte & Touche LLP has served as the Company's auditors since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement and to respond to appropriate questions.


Q: Who should I call if I have any questions?

A: If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Secretary, at (206) 701-2000. Mr. Johnson's email is ken@cray.com.


                  INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

Q: How much stock is owned by 5% shareholders, directors and executive officers?

A: The following table shows, as of April 3, 2000, the number of shares of our common stock beneficially owned by all persons we know to be beneficial owners of at least 5% of our common stock, our directors, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

                                             UNEXERCISED       TOTAL
                                COMMON       OPTIONS AND  SHARES & OPTIONS
NAME AND ADDRESS*               SHARES       CONVERTIBLE    BENEFICIALLY
5% SHAREHOLDERS                 OWNED        SECURITIES      OWNED(1)(2)      PERCENTAGE
-----------------------       ---------       ---------       ---------       ---------
  William T. Frantz           1,822,007         301,519       2,123,526         6.27%
  P. O. Box 3965
  Bellevue, WA 98009
INDEPENDENT DIRECTORS
  David N. Cutler                26,927          49,663          76,590           **
  Daniel J. Evans                31,143          31,818          62,961           **
  Kenneth W. Kennedy              9,192          26,000          35,192           **
  Stephen C. Kiely                    -          16,000          16,000           **
  Terren S. Peizer                    -               -               -           **
  Dean D. Thornton                    -          16,000          16,000           **
  John W. Titcomb, Jr.          221,562          60,856         282,418           **
NAMED EXECUTIVES
  Burton J. Smith               271,295         276,456         547,751         1.62%
  James E. Rottsolk             275,196         277,044         552,240         1.63%
  Kenneth W. Johnson             39,390         109,967         149,357           **
  Gerald E. Loe                  25,445         111,294         136,739           **
  Brian D. Koblenz               19,867          94,306         114,173           **

All Directors and
Executive officers
as a group (16 persons)         928,292       1,152,065       2,080,357         5.98%
--------------------------------------------------------------------------------------

* Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860
**   Less than 1%
-----------------
(1) This table is based upon information supplied by the named executive officers, directors and principal shareholders. Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options, warrants and convertible notes held by the person or group in question which may be exercised or converted on April 3, 2000, or within 60 days thereafter.

(2) The following persons disclaim beneficial ownership of the following shares:

    - Mr. Titcomb disclaims beneficial ownership of 39,272 shares as to which he has voting and dispositive powers as a trustee of a trust for his children under the Washington Uniform Gifts to Minors Act.

    - Mr. Rottsolk disclaims beneficial ownership of 7,196 shares as to which he has voting and dispositive powers as custodian for six nieces and nephews under the Washington Uniform Gifts to Minors Act.

    - Mr. Johnson disclaims beneficial ownership of 2,600 shares as to which he has voting and dispositive powers as a trustee of trusts for his children and 100 shares owned by his spouse.

    - Mr. Koblenz disclaims beneficial ownership of 851 shares as to which he has voting and dispositive powers as a trustee of a trust for the benefit of four nieces and nephews and of 425 shares as which his wife has voting and dispositive powers as a trustee of a trust for the benefit of two nieces.


Q: Did directors, executive officers and greater-than-10% shareholders comply with Section 16(a) beneficial ownership reporting in 1999?

A: Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in the Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 1999, except that Mr. Cutler, Mr. Kennedy, Mr. Peizer and Ms. Sargin each filed one report late.



               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS


THE BOARD OF DIRECTORS

        The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the President, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

        The Board met seven times during 1999. Each director attended at least 75% of the meetings of the Board and committees on which they serve, except Mr. Kennedy.

THE COMMITTEES OF THE BOARD

        The Board has an Audit Committee and a Compensation Committee. None of the Directors who serve as members of these committees is, or has ever been, one of our employees. In addition, the Board has established an Executive Committee.

        There is no standing nominating or other committee that recommends qualified candidates to the Board for election as directors. The entire Board performs these duties. In addition, our By-laws provide a procedure for you to recommend candidates for director at an Annual Meeting. For more information, see below at page 24 under "Information about Shareholder Proposals and Nominating Director Candidates."

AUDIT COMMITTEE. The Audit Committee meets with financial management and the independent auditors, and recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors, and reviews audit findings and accounting policies and financial controls and procedures. Messrs. Evans and Titcomb currently serve on the Audit Committee, with Mr. Evans serving as Chairman. The Audit Committee met five times during 1999.

COMPENSATION COMMITTEE. The Compensation Committee reviews the compensation of the President and Chief Scientist and approves the elements of compensation for the other executive officers. The Compensation Committee administers our stock option plans and grants options to the executive officers. The Compensation Committee evaluates existing and proposed employee benefit plans and may propose plan changes to the Board.

Each year, as the SEC requires, the Compensation Committee reports to you on our executive compensation. The Compensation Committee's Report on Executive Compensation for 1999 is set forth below beginning on page 12. Messrs. Cutler, Evans and Kennedy currently serve as members of the Compensation Committee, with Mr. Cutler serving as Chairman. The Compensation Committee met one time during 1999.

EXECUTIVE COMMITTEE. The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Executive Committee has the same level of authority as the full Board, except that it cannot amend our By-laws, recommend any action that requires the approval of the shareholders or take any other action not permitted to be delegated to a committee under Washington law. Messrs. Smith and Rottsolk serve on the Executive Committee, with Mr. Smith serving as Chairman. The Executive Committee met two times in 1999.

HOW WE COMPENSATE DIRECTORS

We do not provide cash compensation to directors for serving on the Board or committees. We reimburse the directors for travel and related expense incurred in attending Shareholder, Board and committee meetings and providing services on our behalf.

STOCK OPTION AWARDS. The Board's current policy is to grant to each independent director, upon election, options for 18,000 shares under our 1999 Stock Option Plan, vesting over three years and with an exercise price equal to market value of the common stock on the date on which the director is elected.

THE EXECUTIVE OFFICERS

HOW WE COMPENSATE EXECUTIVE OFFICERS

        The tables on pages 9 through 11 show salaries, bonuses and other compensation paid during the last three years, options granted in 1999, and option values as of year-end 1999 for our President and Chief Executive Officer and our next four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                              Annual Compensation               Long-Term
                                    --------------------------------------     Compensation
Name and Principal Position          Year            Salary        Bonus(1)      Options       Other(2)
-----------------------------       -------          -------       -------       -------       -------
Burton J. Smith                        1999          195,683        19,620       100,000         5,686
  Chief Scientist                      1998          188,750             -       100,000         3,220
                                       1997          177,500        22,077             -         4,733

James E. Rottsolk                      1999          195,683        19,620       100,000         5,686
  President and                        1998          188,750             -       100,000         2,970
  Chief Executive Officer              1997          177,500        22,077             -         3,078

Kenneth W. Johnson                     1999          163,250        16,400        40,000         5,629
  Vice President - Finance             1998          154,375             -        30,000         3,220
  and Chief Financial Officer          1997(3)        43,750             -        90,000             -

Brian D. Koblenz                       1999          149,167        15,000        50,000         2,980
  Vice President - Software            1998          138,125             -        40,000         3,220
                                       1997          123,333        15,331             -         2,192

Gerald E. Loe                          1999          141,417        14,200        30,000         2,502
  Vice President - Hardware            1998          138,550             -        30,000         1,620
                                       1997          124,667        15,331             -         1,044

---------------
(1) Bonuses are shown when accrued. The 1997 bonuses were paid in 1998 and the 1999 bonuses were paid in 2000. No executive bonuses were declared for 1998.

(2) Includes premiums for group term life insurance policies payable for each of the executive officers and the Company's contributions to a 401(k) savings plan.

(3) Mr. Johnson joined the Company in September 1997.


                              OPTION GRANTS IN 1999

        The following table provides information on option grants in fiscal 1999 to each of the executive officers named in the Summary Compensation Table.

                              Number Of           % of Total
                             Securities             Options                                                     Grant
                             Underlying            Granted to          Exercise                                  Date
                               Options            Employees in           Price            Expiration            Present
      Name                    Granted(1)         Fiscal Year(2)       Per Share             Date               Value(3)
------------------            --------           --------------        --------            --------            --------
Burton J. Smith                100,000                7.57%            $  6.125              2/3/09            $524,255
James E. Rottsolk              100,000                7.57%               6.125              2/3/09             524,255
Kenneth W. Johnson              40,000                3.03%               6.125              2/3/09             209,574
Gerald E. Loe                   30,000                2.27%               6.125              2/3/09             157,127
Brian D. Koblenz                50,000                3.79%               6.125              2/3/09             262,021

-----------------
(1) The options granted in 1999 are exercisable 25% after the first year, and thereafter become exercisable ratably per month over the next 36 months. Vesting is accelerated upon death or permanent disability and under certain circumstances following a change of control. Generally, all of the executive officers' options will expire ten years from the date of grant or earlier if employment terminates.


(2)  We granted options for 1,320,439 shares to employees in 1999.


(3) We used a modified Black-Scholes model of option valuation to determine grant date present value. We do not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.


Calculations for the named executive officers are based on an expected 8.4-year option term. Other assumptions used for the valuations are:

    -   interest rate of 6.6%;

    -   annual dividend yield of 0%; and

    -   volatility of 85%.

We did not adjust the model for non-transferability, risk of forfeiture or vesting restrictions. The actual value, if any, a named executive officer receives from a stock option will depend upon the amount by which the market value of our common stock exceeds the exercise price of the option on the date of exercise. There can be no assurance that the amount stated as "Grant Date Present Value" will be realized.


                  AGGREGATED OPTION VALUES AS OF YEAR-END 1999

        The following table provides information concerning the value of unexercised options held by the executive officers named in the Summary Compensation Table at December 31, 1999. None of these officers exercised any stock options in 1999.

                                                Shares Underlying                           Value of Unexercised
                                              Unexercised Options at                      In-the-Money Options at
           Name                                 December 31, 1999                           December 31, 1999(1)
--------------------------             -------------------------------------        -----------------------------------
                                       Exercisable             Unexercisable        Exercisable           Unexercisable
                                       --------------          -------------        -----------           -------------
Burton J. Smith                           211,876                 241,672             $ 6,244                 $      --
James E. Rottsolk                         212,444                 241,672               6,244                        --
Kenneth W. Johnson                         62,498                  97,502                  --                        --
Gerald E. Loe                              94,837                  62,002             100,037                        --
Brian D. Koblenz                           70,142                  88,668                 750                        --

------------------
(1) This value represents the difference between $4.50, the closing price of our common stock on the Nasdaq National Market System on December 31, 1999, and the exercise price of stock options that were then "in-the-money." "In-the-money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

MANAGEMENT CONTINUATION AGREEMENTS

        We have entered into Management Continuation Agreements with certain of our employees, including the executive officers named in the Summary Compensation Table.

        Pursuant to these agreements, each such officer or employee is eligible to receive, in the event that his or her employment is terminated within three years following a change-of-control of the Company, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. If these severance payments were to constitute "excess parachute payments" for federal income tax purposes, we have agreed to pay any excise taxes due with respect to those "excess parachute payments," and any further excise taxes and federal and state income taxes due with respect to these additional payments, so that the employee receives the same after-tax compensation the employee would have received had the tax provisions regarding such parachute payments not been enacted.

        Under the agreements, "annual compensation" means the wages, salary and incentive compensation the employee received in the calendar year immediately prior to the termination. A "change of control" includes a 50% or greater change in voting power of the Company immediately following a merger or acquisition and certain changes in the composition of the Board of Directors during a thirty-six month.

CERTAIN TRANSACTIONS

        In connection with exercises of stock options by Mr. Loe in 1997, we loaned Mr. Loe $147,273. Mr. Loe gave us a promissory note currently bearing interest at a rate of 5.74% per year. The note is due in December 2000 and is secured by a pledge of shares of our common stock. Our right regarding payment of the note is not limited to that pledge.

        In February and March 1999, the Company raised funds in a private financing through the sale of 8% convertible notes due March 31, 2001. Each investor also received warrants to purchase our common stock. In June 1999, in connection with another private placement, these notes and warrants were exchanged for shares of common stock at the rate of $4.72 per share and three year warrants to purchase an equal number of shares of common stock also at $4.72 per share. Certain of our 5% shareholders, directors and executive officers invested in this placement, on the same terms as other investors in the June 1999 private placement, as follows: Mr. Frantz - 217,344 shares and warrants; Mr. Cutler - 21,567 shares and warrants; Mr. Evans - 10,818 shares and warrants; Mr. Titcomb - 21,623 shares and warrants; and Mr. Johnson - 21,637 shares and warrants.

        As part of the June 21, 1999, private financing we paid fees of $648,200 to Intellect Capital Corporation, whose Chairman and CEO and principal shareholder is Terren S. Peizer, our chairman. We also issued a warrant to Mr. Peizer, in exchange for cash of $200,000, for a minimum of 1,591,723 shares of common stock. The warrant becomes exercisable for one-half of the shares covered thereby on June 21, 2000 and thereafter becomes exercisable ratably per month over the next twelve months so that the warrant is exercisable in full on June 21, 2002. On June 21, 2000, and in certain circumstances prior to that date, such as if we were involved in a merger or similar transaction or if we terminated our relationship with Mr. Peizer, this warrant becomes exercisable for 10% of our issued and outstanding shares, on a fully diluted basis, with certain limited exceptions.


REPORT ON EXECUTIVE COMPENSATION FOR 1999 BY THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors is responsible for setting and administering the policies governing annual compensation of the executive officers, including the annual management bonus plan and our stock option plans. The Committee is composed exclusively of directors who are neither our employees nor our former employees nor eligible to participate in any of our executive compensation programs other than our 1999 Stock Option Plan.

        PHILOSOPHY. The Committee's compensation philosophy is to provide salary, bonus and equity incentives to our officers and other employees through programs designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to those of our shareholders through equity incentives.

        ANNUAL SALARY AND BONUS PLAN. At the beginning of every year, the Committee reviews with the Chief Executive Officer and Chief Scientist and approves, with modifications it deems appropriate, an annual compensation plan for our executive officers. In making individual base salary decisions, the Committee considers each officer's duties, the quality of the individual's performance, the individual's potential, market compensation practices, the contribution the officer has made to our overall performance, and our financial status. The Committee also compares the salary of each officer with other officers' salaries, taking into account the number of years employed by us, the possibility of future promotions and the extent and frequency of prior salary adjustments.

        Our management bonus plan is a material element of the annual compensation program for our executive officers and other key employees. The 1999 Plan proposed bonuses as a percentage of salary based upon us achieving certain specified goals regarding revenues, bookings and stock market performance of our common stock, with a discretionary element depending upon how each officer met certain individual performance goals. For 1999, the Committee granted each executive officer and corporate scientist a bonus of 10% of 1999 salary. The Committee has not yet structured the 2000 plan, pending completion of the Cray business unit acquisition.

        EQUITY. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer's contribution, the number of years each officer has been employed by us, the possibility of future promotions, and the extent and frequency of prior option grants. Options have been granted subject to four and five-year vesting periods to encourage the officers and key employees to remain in the employ of the Company.

        CHIEF EXECUTIVE OFFICER AND CHIEF SCIENTIST. The Committee reviews and sets the base salary of Mr. Rottsolk, the Chief Executive Officer, and Mr. Smith, the Chief Scientist, using the same process as with other executive officers as well as an assessment of their past performances, and its expectations as to their future performances in leading us and our business. Messrs. Rottsolk and Smith participate in the bonus and stock option plans on the same basis as with the other executive officers. As they are our co-founders and principal executive officers, we anticipate that their compensation will remain equal in amount.

        Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. The levels of salary and bonus paid by us do not exceed this limit. Under IRS regulations, the $1 million limit on deductibility does not apply to compensation received through the exercise of stock options that meet certain requirements. It is our current policy generally to grant options that meet those requirements.

                                       The Compensation Committee

                                       David N. Cutler
                                       Daniel J. Evans
                                       Kenneth W. Kennedy

STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total return to shareholders for our common stock with the comparable return of the Nasdaq Stock Market (U.S. companies) Index and the Nasdaq Computer Manufacturer Stock Index.

        The graph assumes that you invested $100 in our common stock on September 26, 1995, the date on which our common stock was first quoted, and that all dividends were reinvested. We have never paid cash dividends on our common stock. All return information is historical and is not necessarily indicative of future performance.

        Comparison of Cumulative Total Return Among Our Common Stock, the Nasdaq Market (U.S.) Index and the Nasdaq Computer Manufacturer Stocks Index Through December 31, 1999

                             9/26/95      12/29/95      12/31/96      12/31/97      12/31/98       12/31/99
                             -------      --------      --------      --------      --------       --------
The Company                     100         73.47         63.27        248.98        102.04          73.47
Nasdaq  Market (US)             100        101.22        124.47        152.70        215.16         398.18
NASDAQ Computer                 100        102.14        136.94        165.66        359.13         764.88
  Manufacturer Stocks

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD


PROPOSAL 1: ELECTION OF THREE DIRECTORS

        Nine directors, divided into three classes, presently serve on our Board of Directors for three-year terms. Six of these nine directors will continue to serve according to their previous elections. The Board has nominated Messrs. Kiely, Smith and Titcomb for reelection to the Board, each to hold office until the Annual Meeting in 2002.

        We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting.


NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2003


STEPHEN C. KIELY

        Mr. Kiely, 53, joined our Board in December 1999. He is President and Chief Executive Officer of Stratus Computer (DE), Inc., headquartered in Maynard, Massachusetts. Mr. Kiely has served in his present position at Stratus since February 1999 when Stratus was purchased from Ascend Communications. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University; has served as a board member of the Massachusetts Technology Park Corporation; and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received his B.A. in Mathematics at Fairfield University and his M.S. in Management at the Stanford University Graduate School of Business.


BURTON J. SMITH

        Mr. Smith, 59, is one of our co-founders and has been our Chief Scientist since our inception. Until June 1999, he also served as Chairman of the Board. Mr. Smith is a recognized authority on high performance computer architecture and programming languages for parallel computers, and is the principal architect of the MTA system. Prior to co-founding us, Mr. Smith was a Fellow of the

Supercomputing Research Center (now the Center for Computing Sciences), a division of the Institute for Defense Analyses, from 1985 to 1988. He was honored in 1990 with the Eckert-Mauchly Award given jointly by the Institute for Electrical and Electronic Engineers and the Association for Computing Machinery, and was elected a Fellow of both organizations in 1994. Mr. Smith received his S.M., E.E. and Sc.D. degrees from the Massachusetts Institute of Technology.


JOHN W. TITCOMB, JR.

        Mr. Titcomb, 49, joined our Board in 1991. During the last eight years he has been a private investor and serves as a director of several privately held companies involved in various technology, manufacturing and real estate businesses. Mr. Titcomb received his A.B. and J.D. degrees from Harvard University.


The Board of Directors recommends that you vote "FOR" the election of all three nominees for director.


CONTINUING DIRECTORS

        Information about each of our continuing directors is set forth below:


Directors Whose Terms Expire in 2001

DAVID N. CUTLER

        Mr. Cutler, 58, joined our Board in 1993. Mr. Cutler joined Microsoft Corporation in 1988 as Engineering Manager of Operating System Development and has been responsible for Windows NT development. Prior to joining Microsoft, he was Senior Corporate Consultant at Digital Equipment Corporation. During his tenure at Digital, he managed DecWest in Bellevue, Washington, which produced the VAXELN operating system and the first Microvax computer. He previously managed the development of VMS and RSX 11 M, principal operating systems for Digital computers.


DANIEL J. EVANS

        Mr. Evans, 74, joined our Board in 1990. Since 1989, Mr. Evans has been Chairman of Daniel J. Evans Associates, a consulting firm. He served as United States Senator from the State of Washington from 1983 to 1989; Chairman of the Pacific Northwest Power and Conservation Planning Council from 1981 to 1983; President of the Evergreen State College in Olympia, Washington from 1977 to 1983; and for three terms as Governor of the State of Washington from 1965 to 1977. Mr. Evans is a director of Puget Sound Energy, Inc.; Flow International Corporation;

Western Wireless, Inc., VoiceStream Wireless Corp. and the National Information Consortium, and a member of the Board of Regents of the University of Washington. Mr. Evans received his M.S. degree in civil engineering from the University of Washington.


DEAN D. THORNTON

        Mr. Thornton, 70, joined our Board in January 2000. He served as President of Boeing Commercial Airplane Group from February 1985 until his retirement in January 1994. He was also an executive vice president of The Boeing Company and a member of its executive council. Mr. Thornton joined Boeing in 1963 as an assistant treasurer and was elected treasurer in 1966. He subsequently served in a variety of executive assignments, including vice president-finance, contracts and international operations for Boeing Commercial Airplane Group and vice president-general manager of the 767 Division. Mr. Thornton currently serves on the Board of Directors of Flow International Corporation and the Board of Trustees of the Seattle Art Museum. Mr. Thornton received a B.S. in business from the University of Idaho.



DIRECTORS WHOSE TERMS EXPIRE IN 2002

KENNETH W. KENNEDY

        Mr. Kennedy, 54, joined our Board in 1989. Mr. Kennedy is the Ann and John Doerr Professor of Computational Engineering. He also is currently Director of the Center for High Performance Software at Rice University. He directed the National Science Foundation Center for Research on Parallel Computation from 1989 to January 2000. From 1997 to 1999, Professor Kennedy served as Co-Chair of the President's Information Technology Advisory Committee and currently remains a member. He is a fellow of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery, and the American Association for the Advancement of Science and has been a member of the National Academy of Engineering since 1990. In recognition of his contributions to software for high performance computation, he received the 1995 W. Wallace McDowell Award, the highest research award of the Institute for Electrical and Electronic Engineers Computer Society. In 1999, he was named recipient of the ACM SIGPLAN Programming Languages Achievement Award, the third time this award was given. He received his M.S. and Ph.D. from New York University.

TERREN S. PEIZER

        Mr. Peizer, 40, joined our Board and was elected Chairman in June 1999. He is Chairman and CEO of Intellect Capital Corp., a consulting firm specializing in emerging growth companies. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals. From 1993 to 1997, he served as Chairman and Chief Executive Officer of Beachwood Financial Company, Inc., an investment holding company that specialized in venture capital and developmental phase and small capitalization company investing. From 1990 to 1993, Mr. Peizer served as Chairman and Chief Executive Officer of Financial Group Holdings, Inc., an investment holding company. From 1985 to 1990, Mr. Peizer served as a senior member of the investment banking firm of Drexel Burnham Lambert, Inc.'s High Yield Bond Department. Mr. Peizer received his B.S.E. in Finance from The Wharton School of Finance and Commerce.

JAMES E. ROTTSOLK

        Mr. Rottsolk, 55, is one of our co-founders and has served as our Chief Executive Officer and President since our inception. Prior to co-founding the Company in 1987, Mr. Rottsolk served as an executive officer with several high technology companies. Mr. Rottsolk received his B.A. from St. Olaf College and his A.M. and J.D. degrees from the University of Chicago.


PROPOSAL 2: APPROVE AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION.

        The Board proposes that the shareholders approve an amendment to Article II (A) of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million. If the amendment is approved, the first sentence of Article II (A) will read as follows:

                                   ARTICLE II

                                  Capital Stock

        A. Authorized Capital. The Corporation is authorized to issue a total of one hundred five million (105,000,000) shares, consisting of one hundred million (100,000,000) shares of $.01 par value to be designated "Common Stock" and five million (5,000,000) shares of $.01 par value to be designated "Preferred Stock."

        As of the date of this Proxy Statement, we had approximately 33. 6 million shares issued and outstanding and had reserved nearly all of the remaining 16.4 million shares for issuance under existing warrants, convertible notes and employee benefit plans.

        Our proposed amendment increases the number of authorized shares of common stock from 50 million to 100 million. The rights of additional authorized shares would be identical to shares now authorized. The authorization will not, in itself, have any effect on your rights as a shareholder. If we were to issue additional shares for other than a stock split or dividend, however, it could have a dilutive effect on our earnings per share and on your voting power in the Company.

        We believe that the proposed increase in the number of authorized shares of common stock is in the best interests of our shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, employee benefit plans such as our stock option plans, acquisitions and mergers, stock splits and dividends and other proper business purposes. Having almost no shares available for these purposes severely limits our flexibility and adversely affects our ability to raise capital and attract employees.

        By having additional shares readily available for issuance, we will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders.

        We have no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares, other than with respect to options under our 1999 Stock Option Plan and other stock option and incentive plans and outstanding warrants. In particular, Mr. Peizer's warrant becomes exercisable on June 21, 2000 for half of the shares covered by the warrant and then exercisable ratably over the next twelve months.

        We continue to evaluate financing alternatives, and we expect to raise additional capital in 2000 to enhance our financial position and to assure prospective customers, vendors, investors and others of our financial stability. While we have no present commitments for any specific financing, we would be required to issue a portion of the additional authorized shares in any new financing that we complete in 2000.

        In addition, the approval of this amendment is necessary for the approval of the amendment to our 1999 Stock Option Plan to increase the number of shares reserved for issuance under the plan from 3,000,000 to 6,000,000.


        The future issuance of additional shares of Common stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might impede the completion of a merger, tender offer or other takeover attempt. In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common stock might have such effect, the Board does not intend or view the proposed increase in authorized Common stock as an anti-takeover measure, nor are we aware of any proposed takeover transactions.

        The Board may only issue additional shares of common stock without shareholder approval if it complies with Washington corporate law and the rules of the Nasdaq National Market System on which our common stock is listed. For example, approval by the shareholders would be required by Nasdaq rules if the issuance of shares of common stock, or securities convertible into common stock, would result in a change of control of the Company. Nasdaq would also generally require shareholder approval before the issuance of shares in private transactions equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book value or market value of the common stock.

The Board of Directors recommends that you vote "FOR" our amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million.



PROPOSAL 3: APPROVE AN AMENDMENT TO OUR 1999 STOCK OPTION PLAN

        On March 30, 2000, the Board of Directors approved an amendment to our Company's 1999 Stock Option Plan (the "1999 Plan") to increase the number of shares reserved for issuance from 3,000,000 to 6,000,000 shares, subject to shareholder approval of the amendment and the amendment to our Restated Articles of Incorporation increasing the number of authorized shares of common stock from 50 million to 100 million.

        The 1999 Plan was adopted by the Board in February 1999 and approved by the shareholders at the 1999 Annual Meeting. Currently, approximately 763,000 shares remain available for grant under the 1999 Plan.

        We believe the proposed increase in the number of shares of common stock available for issuance pursuant to the 1999 Plan is in the best interest of our shareholders. Stock options are a key factor in attracting, rewarding and retaining employees and officers. Stock options serve to align the interest of optionees with the interests of our shareholders. Having no options available for grant will adversely affect our ability to attract and retain employees and officers.

PURPOSES OF THE PLAN. The purposes of the 1999 Plan are to provide a means for us to attract, reward and retain the services and advice of our employees, officers, agents and consultants, and to provide them with added incentives by encouraging ownership of our common stock.

MAXIMUM NUMBER OF SHARES. The 1999 Plan originally provided that up to 3,000,000 shares may be issued. This proposal would increase that number to 6,000,000 shares. These numbers would be adjusted for changes in our capital structure, such as a stock split. Shares subject to options that have lapsed unexercised may be granted again under the 1999 Plan.

TYPES OF OPTIONS. The options granted may be either incentive stock options ("ISOs") or nonqualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option, and when options are exercisable. Generally options granted under the 1999 Plan become exercisable over a four-year period, with 25% becoming exercisable one year after grant and then ratably monthly over the next 36 months. Options granted to directors generally vest over a three-year period, one-third on each anniversary of the grant. Options expire no later than ten years from the date of grant although the Board may grant options, which expire earlier.

ELIGIBLE PARTICIPANTS. Eligible participants under the Plan include current or future employees (including employees who are directors), officers, independent directors, agents and consultants.

        The Board has the authority to select the persons to whom awards are given. In addition, the Executive Committee may make awards, subject to ratification by the Board, to employees, agents and consultants but not to officers and directors.

        The Company's practice is to grant options to all of our employees upon employment and to grant additional options to all employees as part of their annual reviews. With the acquisition of the Cray Research business unit, we have nearly 900 employees.

        All current employees and officers and the seven independent directors are eligible for participation in the 1999 Plan.

EXERCISE PRICES. The Board determines the exercise price of options. The exercise price for an ISO may not be less than 100% of the fair market value on the date of grant. For any grant of ISOs to employees who own more than 10% of our voting stock, the exercise price must be not less than 110% of the fair market value on the date of grant and the vesting period of the ISO cannot exceed five years.

MAXIMUM SIZE OF GRANTS. No one optionee may receive options for more than 300,000 shares in any one year.

TRANSFERABILITY. Recent changes to the Internal Revenue Code and SEC rules now permit non-qualified options to be transferable. While generally such options remain non-transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, the Board, in its discretion and subject to such terms and conditions as it shall specify, may permit the transfer of a non-qualified option to an optionee's family members or to one or more trusts or partnerships established for the benefit of such family members. ISOs remain non-transferable other than by will or the laws of descent and distribution.

CHANGE IN CONTROL PROVISIONS. In order to maintain the rights of participants in the event of a merger, consolidation or plan of exchange, other than in which the holders of at least 50% of our voting securities hold at least 50% of the voting securities of the surviving corporation, or a sale of all or substantially all of our assets, or a liquidation or dissolution of the Company, then, unless the existing options are continued or assumed by the successor entity, with appropriate adjustments, then the 1999 Plan and existing options shall terminate upon the effective date of the transaction. In such event, each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, prior to the effective date of the transaction.

AMENDMENTS. The Board is authorized to amend the 1999 Plan, except that shareholder approval is required for any amendment that would:

-    increase the number of shares available,

- permit the granting of stock options to a new class of persons not presently covered by the 1999 Plan, or

-    be required by applicable law or regulation.

        The Board, in its discretion, may include further provisions and limitations in any option agreement as it deems equitable and in the best interests of the Company.

TAX CONSEQUENCES OF THE PLAN. The grant of a stock option will not result in taxable income at the time of the grant for the optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option price; we will be entitled to a deduction for the same amount. Such income is subject to withholding tax as "wages".

        The tax treatment of an optionee for a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally upon the sale of shares obtained by exercising a non-qualified option, the gain realized on the sale over the market value of our common stock on the exercise will be treated by the optionee as a capital gain. If an employee exercises an ISO and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss realized based on the exercise price of the option will be treated as long-term capital gain or loss. Shares obtained by an exercise of an ISO which are sold without satisfying these holding periods will be treated as shares received from the exercise of a non-qualified option.

        Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that we may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

        Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount we may deduct for compensation paid to any of its most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including granting options granted with an exercise price at not less than fair market value. Our policy is to grant options meeting the requirements of Section 162(m) and applicable regulations to its most highly compensated employees.

STOCK PRICE INFORMATION. The closing price of our common stock as reported on the Nasdaq National Market System on April 10, 2000, was $5.375.

        The Board plans to grant options to each of Mr. Kiely and Mr. Titcomb, upon their election to the Board at the Annual Meeting, for 18,000 shares under the 1999 Plan, with an exercise price per share equal to the fair market value of our common stock as of the date of the Annual Meeting.

The Board of Directors recommends that you vote "FOR" the approval of the amendment to our 1999 Stock Option Plan.



OTHER BUSINESS

        The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals designated on the proxy card will vote your shares according to their judgement on those matters.



                     INFORMATION ABOUT SHAREHOLDER PROPOSALS
                       AND NOMINATING DIRECTOR CANDIDATES


SHAREHOLDER PROPOSALS

        In order for a shareholder proposal to be considered for inclusion in our proxy statement for the year 2001 Annual Meeting, the written proposal must be received by us no later than December 26, 2000. Such proposals also must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials.

        In order for a shareholder proposal to be raised from the floor during the year 2001 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

    - a brief description of the business you wish to bring before the meeting, the reasons for conducting such business and the language of the proposal,

    -   your name and address,

    - the number of shares of our stock which you own and when you acquired them,

    - a representation that you intend to appear at the meeting, in person or by proxy, and

    - any material interest you have in the business to be brought before the meeting.

        The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.


DIRECTOR CANDIDATES

        You may propose director candidates for consideration by our Board by simply writing us.

        In addition, our Bylaws permit shareholders to nominate directors at a shareholder meeting. In order to nominate a director at a shareholder meeting, you must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

    -   your name and address,

    - the number of shares of our stock which you own and when you acquired them,

    - a representation that you intend to appear at the meeting, in person or by proxy,

    - each nominee's name, age, address, and principal occupation or employment,

    - all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

    -   each nominee's executed consent to serve as a director if so elected.

        The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

        If you wish to obtain a free copy of our Bylaws or make proposals or nominate candidates for the Board, please contact Kenneth W. Johnson, Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and schedules, forms a part of our 1999 Annual Report that was mailed to shareholders with this Proxy Statement. Additional copies of the 1999 Annual Report may be obtained without charge by writing to Kenneth W. Johnson, Secretary, Cray, Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

                                       By order of the Board of Directors,

                                       Kenneth W. Johnson
                                       Vice President - Finance,
                                       Chief Financial Officer
                                       and Secretary

Seattle, Washington
April 24, 2000

PROXY

                                    CRAY INC.
                     ANNUAL MEETING MAY 31, 2000, 2:00 P.M.
                   411 FIRST AVENUE SOUTH, SEATTLE, WASHINGTON

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints Burton J. Smith and James E. Rottsolk, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of shareholders of Cray Inc. (the "Company") on May 31, 2000 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the election of director nominees and for the proposals to approve an amendment to the Restated Articles of Incorporation and an amendment to our 1999 Stock Option Plan. The proxies may vote in their discretion as to other matters that may come before this meeting.

       (THIS PROXY CARD CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE.)

                              FOLD AND DETACH HERE

                                                       Please mark
                                                      your votes as   /x/
                                                      indicated in
                                                      this example.


DIRECTORS RECOMMEND THAT YOU VOTE FOR ELECTION OF THE NAMED DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3.

                                                           FOR                                  WITHHOLD
                                                      all nominees                              authority
                                                     listed (except                            to vote for
                                                      as withheld)                           nominees listed
1. Election of Three Directors.                            / /                                    / /
   (Instructions: To withhold authority
   to vote for any individual, strike a
   line through the nominee's name below.)

   Stephen C. Kelly
   Burron S. Smith
   John W. Tircomb, Jr.

2. Approve an amendment to our Restated                    FOR             AGAINST               ABSTAIN
   Articles of Incorporation to increase                   / /               / /                   / /
   the number of authorized shares of common
   stock from 50 million to 100 million.

3. Approve an amendment to our 1999 Stock                  FOR             AGAINST               ABSTAIN
   Option Plan to increase the number of                   / /               / /                   / /
   shares reserved for issuance under this
   Plan from 3,000,000 to 6,000,000.

4. Transaction of any business that properly               FOR             AGAINST               ABSTAIN
   comes before the meeting or any adjournments            / /               / /                   / /
   thereof. A majority of the proxies or
   substitutes at the meeting may exercise all
   the powers granted hereby.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)____________________________________________Date:_____________ 2000

Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, administrator, guardian or attorney, if applicable. When shares are held by joint tenants, both should sign. A corporation must sign its name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                              FOLD AND DETACH HERE